UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 21, 2019

Date of Report (Date of earliest event reported)

Encana Corporation

(Exact name of registrant as specified in its charter)

Canada	1-15226	98-0355077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 4400, 500 Centre Street SE, PO Box 2850

Calgary, Alberta, Canada, T2P 2S5

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (403) 645-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure and Appointment of Certain Officers

On March 21, 2019, Encana Corporation (the “Corporation”) announced that Sherri A. Brillon will cease to serve as Executive Vice-President & Chief Financial Officer of the Corporation effective May 1, 2019 (the “Effective Date”) and formally retire from the Corporation effective May 31, 2019, following more than 33 years of service. On behalf of the Board of Directors and management, the Corporation expresses its sincere appreciation to Ms. Brillon for her leadership and contributions to the Corporation’s successes over the past three decades.

Mr. Corey D. Code has been appointed Executive Vice-President & Chief Financial Officer of the Corporation as of the Effective Date. Mr. Code, age 45, has been with the Corporation (or predecessors) since 1999. Prior to his appointment as Executive Vice-President & Chief Financial Officer, Mr. Code served as Vice-President, Strategy and previously as Vice-President, Investor Relations, Vice-President, Portfolio Management and Treasurer. Mr. Code is a Certified Public Accountant and holds a Masters of Business Administration from Queen’s University and a Bachelor of Commerce degree from the University of Saskatchewan.

In connection with his appointment as Executive Vice-President & Chief Financial Officer, the Board of Directors has approved certain compensation arrangements for Mr. Code, including: (i) base salary at an annualized rate of C$400,000; (ii) target percentage for annual performance cash bonus at 75 percent of base salary; and (iii) an award of performance share units (“PSUs”) and stock options under the Corporation’s Omnibus Long-Term Incentive Plan, with a total grant date fair value of approximately C$995,900, to be granted on May 1, 2019.

In addition to the compensation arrangements described above, Mr. Code will enter into a Director and Officer Indemnification Agreement, the form of which is filed as Exhibit 10.25 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 28, 2019. Mr. Code will also enter into a Change in Control Agreement, substantially similar to the agreements entered into between the Corporation and its executive officers, as described in the Corporation’s 2019 Proxy Statement for year ended December 31, 2018, filed with the Securities and Exchange Commission on March 14, 2019. Mr. Code will hold the position of Executive Vice-President & Chief Financial Officer of the Corporation for a term ending co-terminus with the term of corporate officers appointed by the Board, or until his resignation, death, removal from office or his successor is appointed. There are no arrangements or understandings between Mr. Code and any other person pursuant to which Mr. Code was appointed as Executive Vice-President & Chief Financial Officer of the Corporation. There are no family relationships among any of the Corporation’s directors and executive officers. There are no transactions involving Mr. Code that require disclosure under Item 404(a) of Regulation S-K.

In connection with her departure, the Corporation has entered into retirement arrangements with Ms. Brillon under which, in exchange for certain waivers and releases for the Corporation’s benefit, Ms. Brillon will receive:

●

retirement arrangements of C$2,905,402, comprised of: (i) 24 months of base salary totaling C$1,170,000; (ii) bonus compensation of C$1,604,362; and (iii) the value of pension contributions under the Corporation’s defined contribution pension plans of C$131,040 (representing the 24-month notice period).

●

retirement treatment under the Corporation’s long-term incentive plans, which provide for vesting of previously granted PSUs and stock options in accordance with their original vesting schedule unless, in the case of stock options, such options expire on or before that date; and

●	post-retirement medical and dental benefits consistent with the Corporation’s existing plans for retired employees.

The foregoing summary does not purport to complete and is qualified in its entirety by reference to the retirement arrangements for Ms. Brillon, which will be filed as an exhibit to the Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019.

A copy of the news release issued by the Corporation on March 21, 2019 announcing Ms. Brillon’s departure and Mr. Code’s appointment as Executive Vice-President & Chief Financial Officer, is furnished as part of this report and is attached as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

Exhibit 99.1	News Release dated March 21, 2019.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

Exhibit 99.1	News Release dated March 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2019

ENCANA CORPORATION
(Registrant)

By:	/s/ Nancy L. Brennan
Name: Nancy L. Brennan
Title: Corporate Secretary